Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS XIFAXAN™ CLINICAL UPDATE

Rifaximin (XIFAXAN™) Studied in Five Investigator-Initiated Trials

RALEIGH, NC, April 25, 2005 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that results of five investigator-initiated trials of rifaximin will be presented at Digestive Disease Week 2005 (DDW). Study investigators will present their findings during DDW 2005 which will be held May 14-19, 2005 in Chicago, IL.

“There is a growing awareness of and interest in the bacterial component of gastrointestinal disease among the medical community. The availability of XIFAXAN, a nonsystemic, gastrointestinal-selective, oral antibiotic in the U.S. is facilitating the investigation of antibiotic intervention in a number of GI disease states,” stated Bill Forbes, Pharm. D., Vice President, Research and Development, and Chief Development Officer, Salix. “The results of these exploratory trials are very encouraging and indicate that more comprehensive evaluation is merited to further assess the potential of rifaximin in the treatment of these conditions. The potential significance of this emerging area of interest is evidenced by the number of abstracts, discussion sessions and other activities that are being devoted to this topic at DDW 2005.”

Schedule information on the poster presentations is provided below:

- over -

TOPIC	LEAD AUTHOR	DATE/TIME
Pouchitis	Dr. Leonard Baidoo	May 16, 8:00 a.m.
Small Intestinal Bacterial Overgrowth in Irritable Bowel Syndrome Patients	Dr. Cristiano Lauritano	May 17, 8:00 a.m.
Moderate to Severe Crohn’s Disease	Dr. Brian Bosworth	May 18, 8:00 a.m.
Mild-Moderate Crohn’s Disease	Dr. Asher Kornbluth	May 18, 8:00 a.m.
Small Bowel Bacterial Overgrowth	Dr. Leonard Baidoo	May 18, 8:00 a.m.

Interested parties may access additional information regarding the posters by viewing the Digestive Disease Week web site at www.ddw.org.

Digestive Disease Week (DDW) is the largest international gathering of physicians, researchers and academics in the fields of gastroenterology, hepatology, endoscopy and gastrointestinal surgery. Jointly sponsored by the American Association for the Study of Liver Diseases (AASLD), the American Gastroenterological Association (AGA), the American Society for Gastrointestinal Endoscopy (ASGE) and the Society for Surgery of the Alimentary Tract (SSAT), DDW takes place May 14-19, 2005 in Chicago. The meeting showcases approximately 5,000 abstracts and hundreds of lectures on the latest advances in GI research, medicine and technology.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. XIFAXAN™ (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

For full prescribing information on Xifaxan, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

XIFAXAN™ is licensed from Alfa Wassermann SpA.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, management of rapid growth, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.